FOR IMMEDIATE RELEASE
August 9, 2006

DSA FINANCIAL CORPORATION REPORTS EARNINGS FOR THE FOURTH QUARTER AND THE FISCAL YEAR ENDED JUNE 30, 2006

Lawrenceburg,  Indiana  - August  9, 2006 - DSA  Financial  Corporation  (OTCBB:
DSFN.OB) announced its consolidated financial results for the fourth quarter and the fiscal year ended June 30, 2006. For the quarter ended June 30, 2006, the Company recorded net earnings of $191,000 or $0.12 per diluted share. For the quarter ended June 30, 2005, the Company reported net earnings of $192,000, or $0.12 per diluted share.

The quarter-to-quarter decrease in earnings of $1,000, or 0.5%, was attributable primarily to a decrease of $19,000, or 2.4%, in net interest income offset by a $5,000, or 5.8%, increase in other income and a $7,000, or 12.8%, decrease in general, administrative and other expense.


Net earnings for the fiscal year ended June 30, 2006 were $873,000, or $0.55 per diluted share, an increase of $37,000, or 4.4%, over net earnings of $836,000, or $.53 per diluted share for the fiscal year ended June 30, 2005. An increase in other income of $160,000 or 44.2%, which includes a gain on the sale of investments of $159,000, was partially offset by an increase of $83,000, or 4.0%, in general, administrative and other expense.

DSA Financial reported total assets of $103.1 million at June 30, 2006, total liabilities of $85.8 million, including deposits of $76.4 million and total stockholders' equity of $17.2 million as compared to total assets of $92.5 million at June 30, 2005, total liabilities of $75.3 million, including deposits of $66.9 million and total stockholders' equity of $17.2 million.

DSA Financial Corporation is the holding company for Dearborn Savings Association, F.A., a federally chartered savings association headquartered in Lawrenceburg, Indiana. Dearborn Savings operates through its main office and one branch office located in Lawrenceburg, Indiana.

                            DSA FINANCIAL CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             June 30, 2006 and 2005
                                 (In thousands)


       ASSETS                                                                         2006                2005

Cash and cash equivalents                                                         $  2,408             $ 4,043
Investment and mortgage-backed securities                                            4,807               6,214
Loans receivable                                                                    88,477              76,379
Other assets                                                                         7,382               5,893
                                                                                   -------             -------

       Total assets                                                               $103,074             $92,529
                                                                                   =======              ======

       LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                          $ 76,412             $66,891
Advances from the FHLB                                                               8,000               7,000
Other liabilities                                                                    1,417               1,405
                                                                                   -------              ------

       Total liabilities                                                            85,829              75,296

Stockholders' equity                                                                17,245              17,233
                                                                                    ------             -------

       Total liabilities and stockholders' equity                                 $103,074             $92,529
                                                                                   =======              ======


                            DSA FINANCIAL CORPORATION
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)


                                                                   Fiscal year ended                 Three months ended
                                                                         June 30,                         June 30,

                                                                  2006          2005                2006           2005

Total interest income                                           $5,541        $4,520              $1,493         $1,215

Total interest expense                                           2,453         1,425                 721            424
                                                               -------       -------               -----         ------

       Net interest income                                       3,088         3,095                 772            791

Provision for losses on loans                                       89            53                  27             23
                                                                 ------        -----              ------         ------

       Net interest income after provision for
         losses on loans                                         2,999         3,042                 745            768

Other income                                                       522           362                  91             86

General, administrative and other expense                        2,151         2,068                 541            548
                                                                 -----        ------                ----         ------

       Earnings before income taxes                              1,370         1,336                 295            306

Income taxes                                                       497           500                 104            114
                                                                 -----         -----               -----         ------



        NET EARNINGS                                            $  873        $   836             $   191        $  192
                                                                 =====         ======              ======         =====

       EARNINGS PER SHARE - basic and diluted                     $.55           $.53                $.12          $.12
                                                                   ===            ===                 ===           ===